Exhibit (a)(5)(N)

Crown Laboratories and Revance Amend the A&R Merger Agreement to

Increase Offer Price to $3.65 per Share and Extend Existing Tender Offer

•	Increased offer price to $3.65 per share, a $0.55 per share increase

•	Improved offer unanimously approved by Revance Board of Directors

•	Crown to extend tender offer until 11:59 p.m., Eastern Time, on February 4, 2025

•	Crown’s offer is the only fully-financed offer currently available to Revance’s stockholders

•	Outside termination date under the A&R Merger Agreement is February 7, 2025

January 21, 2025 – JOHNSON CITY & NASHVILLE, Tenn – (Business Wire) — Crown Laboratories, Inc. (“Crown”) and Revance Therapeutics, Inc. (NASDAQ: RVNC) (“Revance”), today announced that, on January 17, 2025, they amended their previously announced Amended and Restated Merger Agreement (the “Second Amendment,” together with the Amended and Restated Merger Agreement, dated December 7, 2024, the “A&R Merger Agreement”).

Under the terms of the Second Amendment, which has been unanimously approved by the Revance Board of Directors, Revance’s stockholders will receive $3.65 per share of common stock, par value $0.001 per share (each, a “Share”) in cash, without interest and less any applicable tax withholding, representing $0.55 or 17% per share more than the prior offer price. Crown will extend its existing tender offer for all of Revance’s outstanding Shares until one minute past 11:59 p.m., Eastern Time, on February 4, 2025.

“We are pleased to have reached this agreement with Crown which increases value for our stockholders while also providing them with deal certainty,” said Mark J. Foley, Chief Executive Officer of Revance. “After a robust process, our Board concluded that Crown’s offer represented the best outcome for our stockholders. Crown’s offer is the only fully-financed offer currently available to Revance’s stockholders, and we recommend they tender their shares in support of the transaction.”

“Our improved and fully-financed offer provides a meaningful increase in the consideration paid to Revance’s stockholders, and we are pleased that the Revance Board of Directors has unanimously endorsed it,” said Jeff Bedard, founder and Chief Executive Officer of Crown. “We look forward to closing the transaction in short order so we can bring the companies together and continue working on our important mission.”

Transaction and Tender Offer Details

The Crown transaction, which has been unanimously recommended by Revance’s Board of Directors, is the only fully-financed offer that Revance has received since the parties initially entered into the original merger agreement on August 11, 2024, and in the more than six weeks since the parties entered into the Amended and Restated Merger Agreement on December 7, 2024.

Crown’s tender offer, which was previously scheduled to expire one minute past 11:59 p.m., Eastern Time, on January 28, 2025, has been extended until one minute past 11:59 p.m., Eastern Time, on February 4, 2025, unless the tender offer is further extended or earlier terminated. Subject to customary closing conditions, including the tender of more than 50% of the Shares into the tender offer, the transaction is expected to close by February 6, 2025.

The outside termination date for the A&R Merger Agreement (as amended by the Second Amendment) remains February 7, 2025. Crown does not intend to extend the outside termination date of the A&R Merger Agreement. There is not sufficient time for a third party to consummate a tender offer for the Shares prior to February 7, 2025, at which time the Crown offer will have lapsed due to the outside termination date.

Computershare Trust Company, N.A., the depositary and paying agent for the tender offer, has advised Crown that, as of 4:00 p.m., Eastern time, on January 17, 2025, approximately 6,322,768 Shares have been validly tendered and not properly withdrawn in the tender offer, representing approximately 6.025% of the issued and outstanding Shares, as of such date and time. Holders that have previously tendered their Shares do not need to re-tender their Shares or take any other action in response to the extension of the tender offer.

The tender offer continues to be subject to the remaining conditions set forth in the Offer to Purchase that Crown and its acquisition subsidiary filed with the Securities and Exchange Commission (“SEC”), as amended or supplemented from time to time. Complete terms and conditions of the tender offer can be found in the Offer to Purchase, the Letter of Transmittal, and certain other materials contained in the tender offer statement on Schedule TO originally filed with the U.S. SEC on December 12, 2024 by Crown and its acquisition subsidiary, as amended and as may be further amended from time to time, and are available at www.sec.gov. Except as described in this press release, the terms of the tender offer remain the same as set forth in the Offer to Purchase, the Letter of Transmittal, in each case, as amended.

Advisors

Centerview Partners LLC is serving as exclusive financial advisor for Revance; Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor for Revance.

Leerink Partners and PJT Partners are serving as financial advisors to Crown; Kirkland & Ellis LLP and Lowenstein Sandler LLP are serving as legal advisors to Crown.

About Crown

Crown, a privately held, fully integrated global skincare company, is committed to developing and providing a diverse portfolio of aesthetic, premium and therapeutic skincare products that improve the quality of life for its consumers throughout their skincare journey. An innovative company focused on skin science for life, Crown’s unyielding pursuit of delivering therapeutic excellence and enhanced patient outcomes is why it has become a leader in Dermatology and Aesthetics. Crown has been listed on the Inc. 5000 Fastest Growing Privately Held Companies List for 11 years and has expanded its distribution to over 50 countries. For more information, visit www.crownlaboratories.com.

The “Crown” logo, PanOxyl and Blue Lizard are registered trademarks of Crown Laboratories, Inc. SkinPen and StriVectin are registered trademarks of Bellus Medical, LLC and StriVectin Operating Company, Inc., respectively.

About Revance

Revance is a biotechnology company setting the new standard in healthcare with innovative aesthetic and therapeutic offerings that enhance patient outcomes and physician experiences. Revance’s portfolio includes DAXXIFY (DaxibotulinumtoxinA-lanm) for injection and the RHA Collection of dermal fillers. RHA® technology is proprietary to and manufactured in Switzerland by Teoxane SA. Revance has partnered with Teoxane SA to supply HA fillers for U.S. distribution. Revance has also partnered with Viatris Inc. to develop a biosimilar to onabotulinumtoxinA for injection and Shanghai Fosun Pharmaceutical to commercialize DAXXIFY in China. Revance’s global headquarters and experience center are located in Nashville, Tennessee. Learn more at Revance.com, RevanceAesthetics.com, DAXXIFY.com, HCP.DAXXIFYCervicalDystonia.com, or connect with us on LinkedIn.

“Revance,” the Revance logo, and DAXXIFY are registered trademarks of Revance Therapeutics, Inc. Resilient Hyaluronic Acid® and RHA are trademarks of TEOXANE SA.

Additional Information and Where to Find It

In connection with its proposed acquisition of Revance, Crown caused its acquisition subsidiary to commence a tender offer to acquire all outstanding Shares of Revance. This communication is for informational purposes only and is not an offer to buy nor a solicitation of an offer to sell any securities of Revance, nor is it a substitute for the tender offer materials that Crown and its acquisition subsidiary filed with the SEC upon commencement of the tender offer. A solicitation and offer to buy all outstanding Shares of Revance is only being made pursuant to the tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Crown and its acquisition subsidiary have filed with the SEC. In addition, Revance has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF REVANCE ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF REVANCE SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER.

Investors may obtain a free copy of these materials (including the tender offer statement, Offer to Purchase and a related Letter of Transmittal, as well as the Solicitation/Recommendation Statement) and other documents filed by Crown and Revance with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Revance under the “News” section of Revance’s website at www.revance.com. The information contained in, or that can be accessed through, Revance’s or Crown’s website is not a part of, or incorporated by reference herein.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements.” The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to Revance’s and Crown’s future financial performance, business prospects and strategy, expectations with respect to the tender offer and the anticipated merger, including the timing thereof and Revance’s and Crown’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the anticipated merger, including, among other things, regarding how many of Revance’s stockholders will tender their Shares in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals, the ability to satisfy the conditions to the closing of the tender offer and the anticipated merger, the expected timing of the tender offer and the anticipated merger, the possibility that the anticipated merger will not be completed, difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, the effect of the tender offer and the anticipated merger on Revance’s and Crown’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Revance and Crown, and other circumstances beyond Revance’s and Crown’s control. You should not place undue reliance on these forward-looking statements. Certain of these and other risks and uncertainties are discussed in Revance’s and Crown’s filings with the SEC, including the Schedule TO (including the offer to purchase, a related letter of transmittal and related documents) Crown and its acquisition subsidiary have filed with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 the Company has filed with the SEC, and Revance’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither Revance nor Crown undertakes any duty to update forward-looking statements to reflect events after the date of this press release.

Contacts

Media:

Alecia Pulman/Brittany Fraser

ICR

Crown@icrinc.com

Investors:

Laurence Watts

NewStreet

laurence@newstreetir.com